Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "FUNDSTECH CORP", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF JANUARY, A.D. 2006, AT 10:45 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4098653 8100

060066573

AUTHENTICATION: 4474913

DATE: 01-25-06

CERTIFICATE OF INCORPORATION

OF

FUNDSTECH CORP

FIRST: The name of the corporation is FundsTech Corp (the "Corporation").

SECOND: The address of the Corporation's registered office in Delaware is 222 Delaware Avenue, 9th Floor, Wilmington, New Castle County, Delaware, 19801. The Corporation's registered agent at that address shall be The Delaware Corporation Agency, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 3,000 shares of common stock, $.01 par value.

FIFTH: The name and mailing address of the incorporator is Michael J. Scali, 222 Delaware Avenue, 9th Floor, Wilmington, Delaware 19899.

SIXTH: In addition to the powers conferred under the General Corporation Law, the board of directors shall have power to adopt, amend, or repeal the by-laws of the Corporation.

SEVENTH: Subject to any contrary provision of the General Corporation Law, the books of the Corporation may be kept at such place or places, within or without the State of Delaware, as may be designated from time to time by the board of directors or in the by-laws of the corporation.

EIGHTH: The election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide. The initial directors, who shall serve until the first annual meeting of the stockholders, shall be:

Paul Cox
#207 – 1425 Marine Drive
West Vancouver, B.C.
Canada V7T 1B9

Michael Dodak
165 Woodlands Creek Drive
Ponte Vedra Beach, FL 32082

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:04 AM 01/24/2006
FILED 10:45 AM 01/24/2006
SRV 060066573 - 4098653 FILE

David Fann
157 North Cove Drive
Ponte Vedra, FL 32082

NINTH: To the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time, or in analogous provisions of successor law, there shall be no liability on any part of any director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has executed this document on January 24th, 2006.

Michael J. Scali, Incorporator